Exhibit 10/12

LESSOR:	AUTOMATED PETROLEUM & ENERGY CO., INC.
LESSEE:	OTM USA CORP.
LOCATION:	2741 South SR 7, Wellington, Florida 33414

Exhibit 10.12 -- Page 1

LEASE AGREEMENT

LESSOR:  AUTOMATED PETROLEUM & ENERGY COMPANY. INC.

LESSEE:  OTM USA CORP.

LOCATION: 2741 South SR 7, Wellington, Florida 33414

THIS LEASE DOES NOT CREATE A 'FRANCHISE' RELATIONSHIP AS THAT TERM IS DEFINED BY THE PETROLEUM MARKETING PRACTICES ACT, 15 U.S.C. Sec. 2801 et seq.
This Lease Agreement is made and entered into by and between AUTOMATED PETROLEUM & ENERGY COMPANY, INC., hereinafter called "Lessor", and OTM USA. CORP. , hereinafter called "Lessee". The parties hereby agree as follows:
ARTICLE 1.                          PREMISES: In consideration of the mutual covenants herein contained, the Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, that certain Property hereinafter, called the "premises", situated in WELLINGTON, County of PALM BEACH State of Florida, and described as follows: 2741 South SR 7, Wellington, Florida 33414.
Lessee's use of the Premises shall be limited to the operation of a service station and/or convenience store, which uses shall be limited to the sale of motor fuel, tires, batteries, automotive accessories, automobile repairs, and retail convenience store items as are typically sold in Florida. No other activities or business operations shall be conducted on or at the Premises unless Lessor shall have given its prior written consent thereto. Additionally, and without limiting the applicability of the foregoing restriction, Lessee agrees not to operate a rental truck or automobile business on the premises.
ARTICLE 2.                          TERM: The term of this Lease shall be NINE (9) YEARS and ELEVEN (11) MONTHS. Lessee has first right of refusal on TWO (2) FIVE ( 5 l year lease option(s) at the end of the original term. Lease will commence January 14, 2016 and end on December 31. 2025 .
This Lease shall automatically terminate at the end of the term. This Lease shall not be extended or renewed unless the parties mutually agree, in writing, to the extension or renewal hereof at least thirty (30) days prior to the expiration of the term of this Lease. This Lease shall automatically terminate upon the termination or expiration of any underlying lease from which the Lessor derives this right to use the premises, or upon the termination or expiration of Lessee's right to operate a retail motor fuel service station on the Premises, whether such right arises from a separate contract with Lessor or from a contract with any other entity. Additionally, if the location is operated under a franchise agreement, default under said franchise agreement will also be a default under this lease agreement.
The Lessor, upon prior written notice to Lessee that a default has occurred under either this Lease Agreement or the Contract of even date herewith between Lessor and Lessee and after first affording Lessee the right to cure such default within three (3) days, if a monetary default, and within thirty (30) days, if a non-monetary default, may terminate this Lease for cause, in which event the Lessee shall remain liable to the Lessor for the balance of the rent remaining for the term, which entire amount may be accelerated by the Lessor. "Cause" includes, but is not limited to:
(a)            Failure of the Lessee to comply with any of the provisions of this Lease.
(b)            The failure of the Lessee to make payment of any financial obligation owed by Lessee to Lessor, whether such obligations arise from this Lease or from any other contract or transaction between the parties.
Exhibit 10.12 -- Page 2

(c)            Lessee's allowing the premises to be used as a meeting or gathering place for individuals whose activities may disturb the peace or create an unwholesome atmosphere detrimental to the operation on the premises.
(d)            Abandonment of the premises by the Lessee for a period of forty-eight (48) consecutive hours.
The Lessor shall not be liable to the Lessee for any damages suffered by the Lessee as a result of the termination of this Lease pursuant to this section.

ARTICLE 3.                          RENT:
(a)            The Lessee shall pay the Lessor as rent for the leased premises, the minimum annual sum of $253,920.00, plus sales tax and any other taxes or assessments which may hereafter be levied on rents by any governmental authority, payable without demand and without set off or deduction, except as expressly provided herein, in equal monthly installments of $21,160.001, plus sales tax and any other taxes which may hereafter be February 1, 2016 and continuing thereafter until said total shall be paid. Monthly T & I payment will be $4,015.00. The T & I amount is subject to annual review based upon actual expenses. Amount may be subject to increasement or decreasement.
For purposes of this Clause, the term "CPI" shall mean the "Consumer Price Index for All Urban Consumers" published by the Bureau of Labor Statistics of the United States Department of Labor, for the United States, U.S. City Average for all Urban Areas, on the 1982-84=100 base, 12 month period adjustment, or any renamed local index covering the United States or any other successor or substitute index appropriately adjusted.
(b)            If the Lessee defaults in the payment of any installment or rent hereunder, Lessee shall pay a "late fee" of $25.00 after the third day, such installment is late and, additionally, such late installment shall bear interest at the rate of 18% percent per annum from the day it is due until actually paid. In like manner, ail other obligations, benefits, and monies which may become due to the Lessor from the Lessee under the terms hereof, or which are paid by the Lessor, because of the Lessee's default hereunder, shall bear interest at the rate of 18% percent per annum from the due date until paid, or, in the case of sums paid by the Lessor because or Lessee's default hereunder, from the date such payments are made by Lessor until the date the Lessor is reimbursed by the Lessee therefor. After the fifth day, Lessee will be put on credit hold until all funds are collected.
Any checks, drafts, or other transfers of funds from Lessee to Lessor, in fulfillment of any obligation created by this Lease, which are returned or refused as "insufficient funds" or are otherwise uncollectable by Lessor, shall subject Lessee to a penalty of $50.00 or 5% of the uncollected amount, whichever is greater.
All rights and remedies of the Lessor under this Lease shall be cumulative, and none shall exclude any other right or remedy at law. Such rights and remedies may be exercised and enforced concurrently and whenever and as often as the occasion therefor arises.
ARTICLE 4.                          HOLDING OVER - DOUBLE RENT: If Lessee holds over and continues in possession of the Premises, or any part thereof, without Lessor's permission, after the expiration or termination of the Lease, Lessor may recover double the amount of the base rent and additional rent due for each day Lessee holds over and refuses to surrender possession. Such daily rent shall be computed by dividing the base rent for the last month of the Lease by 30, and adding thereto any additional rent due from Lessee during the period of holding over.

2 First years monthly rent. 2nd, 3rd, 4th, 5th, 6th, 7th, 8th, 9th years rent shall carry an annual CPI rent increase which will be added to the monthly rent amount.

Exhibit 10.12 -- Page 3

ARTICLE 5.                          PROPERTY AND TANGIBLE PERSONAL PROPERTY TAXES: The Lessee agrees to pay the Lessor the full amount of the Property and Tangible Personal Property Taxes, and all other taxes that are deemed necessary, due upon receipt of invoice from the Lessor. Additionally, Lessee agrees to file a return for the Tangible Personal Property Taxes for all items not on Lessors Tangible Tax return and pay amounts due.
ARTICLE 6.                          ASSIGNMENT AND SUBLEASE: The Lessee shall not assign this Lease or sublet all or any portion of the leased premises without the prior written consent of the Lessor.
ARTICLE 7.                          SECURITY DEPOSIT: A security deposit shall be held by the Lessor as security for the full and faithful performance by the Lessee of the terms, conditions and covenants of this Lease. Said deposit to earn passbook savings while in Lessor's possession, provided, that all or any portion of that deposit is not used to pay bad or delinquent debts thereby negating any cumulative interest earned.
The initial security deposit shall be S 50,000.00 . The amount of security may be increased at any time by the Lessor, in its sole discretion, to any amount equal to at least two (2) month's rent, and gasoline receipts for a 7-day period (one week).
The Lessor may, but is not required to, appropriate and apply all or any portion of the security deposit for any or all of the following items including, but not limited to:
(a)            The payment of the overdue rent or other sums constituting rent hereunder. IT IS UNDERSTOOD AND AGREED THAT THE SECURITY DEPOSIT IS NOT TO BE CONSTRUED AS THE LAST PAYMENT OF RENT UNDER THIS LEASE.
(b)            Amounts necessary to effect repairs or maintenance that the Lessee has failed to make as required pursuant to the terms of this Lease.
(c)            Amounts reasonably necessary to put the premises in a clean condition, if the Lessee during the term of this Lease or on the termination thereof does not leave the leased premises in a reasonably clean condition.
(d)            Any amount necessary to insure the full and faithful performance by the Lessee of the terms, conditions, and covenants of this Lease.
(e)            Any amount owed by Lessee to Lessor on any obligation whatsoever of Lessee to Lessor.
The Lessor is not restricted to the security deposit as its damages in the event the Lessee defaults or fails to perform the terms, conditions, and covenants of this Lease.
If, during the term of this Lease the Lessor applies any portion of the security deposit for any of the items mentioned heretofore or hereafter, the Lessee shall immediately restore the security deposit to its original amount by paying said amount to the Lessor.
Lessor shall return to Lessee at the expiration of the term of this Lease, any refund due Lessee of Lessee's security deposit, in accordance with the following schedule: 25% of the security deposit owed will be returned within thirty (30) days of expiration if Lessee has paid all obligations owed to Lessor; the remaining 75% of the security deposit owed will be returned within 120 days of expiration if Lessee has paid all obligations owed to Lessor. Lessor may, at its option, refund Lessee's security balance more quickly if Lessor deems itself adequately protected as to Lessee's contingent obligations to Lessor, including unpaid utility bills.
ARTICLE 8.                          UTILITIES AND REPAlRS: The Lessee shall be responsible for all utilities and the timely payment of all bills and deposits therefor.
The Lessee agrees to keep the leased premises in good order and repair. The repair and maintenance obligations of the Lessee shall include, but not be limited to, the following:
Exhibit 10.12 -- Page 4

(a)            All driveways, parking and motor fuel islands, dispensers and pumps, and other equipment shall be maintained in a clean and orderly condition. All driveways, parking and motor fuel islands will be pressure washed at least once every 60 days. If pressure washing is not performed, Lessor will bill Lessee for the amount reasonably necessary to put premises in clean condition. No vehicles or equipment shall be placed or stored on the premises, which are not directly associated with the service station operations.
(b)            Lessee acknowledges that all equipment, including, but not limited to tanks, canopy, pumps, signs, walk-in cooler, cooler doors and compressor installed upon the Leased Premises as of the Commencement Date are the property of the Lessor. Any shelving, cash registers or other sales equipment installed upon the Leased Premises after the Commencement Date by and at the expense of the Lessee, shall remain the property of the Lessee, and Lessee shall have the right to remove same, provided it is not in default in the performance of any of its covenants hereunder and subject to the obligations of the Lessee to protect and repair the Leased Premises. The interior and exterior of all improvements on the premises, as well as all equipment located thereon, shall periodically receive touch up repainting so as to maintain a newly painted appearance.
(c)            All motor fuel dispensing islands, and all curbing around such islands and around the service station building, are to be kept in a newly painted condition at all times. Lessor will supply paint in reasonable quantities for this purpose.
(d)            Motor vehicle service bays shall be maintained in a clean and orderly condition, and at the close of each business day, all trash shall be removed therefrom, all spilled lubricants shall be cleaned up and all tools and equipment shall be returned to their respective storage areas.
(e)            All lawns and shrubs shall be watered, trimmed and fertilized in accordance with normal, good landscaping husbandry practices so as to maintain the proper health and appearance thereof.
(f)            All store equipment maintenance, repair and replacement, i.e. cooler, air conditioning, cash register, lighting, electrical work, etc. will be the Lessee's responsibility, including but not limited to theft and lightning damage.
(g)            Lessee shall be responsible for maintaining the restrooms in a clean and orderly condition, to include paper towels, soap and plumbing fixtures.
(h)            Upon termination of this Lease, the Lessee shall deliver up the subject premises and related equipment to the Lessor in the same condition that it was in upon the commencement of operations under this Lease, ordinary wear and tear expected. Lessee hereby acknowledges that the premises are in good condition and repair at the outset of this Lease with the exception of those items as to which Lessee has notified Lessor within 48 hours of the execution of this Lease.
(i)            If location has a car wash, Lessee shall be responsible for all car wash unit repairs and maintenance, including wax and soap and any other chemicals necessary for proper operation. Lessee will also make all payments if car wash is either leased or purchased from Lessor or any other third party.
(j)            The Lessee must supply and be responsible for a mechanical or electronic card imprinter, as required by Lessor, for the acceptance of credit card payments. Currently POS equipment rent per month is $275.00, plus tax, and the network fee per month is S 300.00 . The rental amount is subject to review periodically based on actual expenses, which may increase or decrease the monthly amount.
(k)            The Lessee must supply and immediately replace all light bulbs and ballasts inside and outside, excluding J.D. and gasoline price signs at the location, as required to keep location well lighted at all times.
Exhibit 10.12 -- Page 5

(l)            Lessor is responsible to repair and maintain the underground storage tanks, dispensers and/or pumps, console and the roof, said repairs and maintenance to be made when Lessor deems they are necessary. Any items not specifically referred to within this Lease will be the Lessee's responsibility unless an agreement is reached in advance among the parties.
(m)            The Lessee shall be responsible for 50% of the actual cost of a weekly restroom sanitizing service of Lessors' choosing. The remaining 50% shall be paid by the Lessor.
(n)            Lessee shall be responsible to maintain and/or repair all plumbing, piping, lift stations, drainfields, and any and all equipment relating to the proper operation of the septic or sewer system.
(o)            Lessee will provide, maintain and give remote access to a security video system which, in addition to typical store camera layout, shall have the ability to video the complete tank farm and all fuel islands, including any remote fuel islands on the premises.
ARTICLE 9.                           ALTERATIONS, IMPROVEMENTS, AND FIXTURES:  The Lessee shall not alter or improve the leased premises without the prior written consent of the Lessor, and any and all alterations, additions, improvements, or fixtures made or placed in or on said premises shall on expiration, or upon sooner termination of this Lease, belong to the Lessor without compensation to the Lessee.
ARTICLE 10.                                        WASTE AND NUISANCE.  The Lessee shall not commit, or suffer to be committed, any waste on the leased premises, nor shall he maintain, commit, or permit the maintenance or commission of any nuisance on the leased premises.
ARTICLE 11.                                        INSURANCE: The Lessee agrees to secure from an insurance company acceptable to Lessor, and maintain during the entire term of this Lease, the following insurance coverage:
(a)            Lessee shall purchase comprehensive general public liability and garagekeeper liability insurance covering the Premises and Lessee's operations thereon, (including liability for the operation or damage to vehicles in Lessee's care, custody or control) where applicable, products liability and contractual liability with minimum bodily injury limits of $1,000.000.00 for each occurrence and a minimum property damage, including theft, limit of $250,000.00 for each occurrence and a minimum of $45,000.00 garagekeepers coverage where applicable, ($25,000.00 garagekeepers coverage for car wash only locations), assault and battery coverage, and $200,000.00 fire/legal liability/damage to rented premises coverage. Lessee shall also purchase worker's compensation insurance to cover Lessee's employees, and if alcoholic beverages are sold at the location purchase and maintain during the entire term of this Lease, liquor liability insurance in the amount of $1,000,000.00.
The above insurance shall name Lessor and Fern Development, LTD, hereinafter called the "Property Owner" as co-insureds or additional insureds and will be primary as to any other existing, valid and collectible insurance. Lessee shall provide Lessor with proof of such insurance coverage by way of an insurance certificate at the beginning term of this Lease and shall immediately notify Lessor of any change in insurance coverage. Such certificates shall provide that the coverage cannot be cancelled without at least twenty (20) days prior written notice to the Lessor, who shall be named on the finance agreement as additional party for cancellation notification. The foregoing are minimum insurance requirements only and may or may not adequately meet the entire insurance needs of Lessee. Any sublessee shall name the Lessor as additional insured, maintain minimum liability listed above and carry workers compensation.
Exhibit 10.12 -- Page 6

Lessee agrees to defend, indemnify and hold Lessor and Property Owner harmless from any and all claims, demands, suits, actions, judgments and recoveries for or on account of damage to the property or injury or death to the person of Lessee, Lessee's employees, servants, agents, licensees, invitees or other persons, firms or corporations caused by or due to the condition of the Premises; or by or due to the operation of all business activities conducted on this Premises, unless such losses, damages or injuries are proximately caused by the negligent act or omission of Lessor, Lessor's agents or employees, Property Owner, or Property Owner's agents or employees. Lessee's duty to indemnify Lessor and Property Owner extends to any and all legal expenses, including attorney's fees and the costs of legal assistants, incurred by Lessor and Property Owner as a result of acts or omissions of Lessee, Lessee's agents or employees. This obligation shall be in addition to Lessee's insurance obligations as set forth above. These obligations created hereunder shall survive the Lease and remain in force after the expiration, termination or non-renewal of this Lease.
(b)            Additional insurance coverage as follows: Glass coverage insurance.
(c)            ln addition, Lessee will be billed the locations' share of Lessor's Umbrella Insurance policy, Property, Pollution Liability and Flood Insurance plus all others that may be deemed necessary.
(d)            On each anniversary of a multi-year Lease, renewals with Lessor listed as additional insured shall be provided to Lessor.
(e)            By his/her/their execution hereof, Lessee acknowledges that he/she/it is liable to the Lessor for all damages the Lessor and/or the Property Owner sustain as a consequence of the Lessee's failure to comply with the obligation to maintain all of the above referenced coverages in full force and effect, including all out of pocket payments and deductibles Lessor or Property Owner may suffer ore be forced to incur as a consequence thereof.
ARTICLE 12.                                        INDEMNITY CLAUSE: Lessee will defend, save harmless and indemnify the Lessor and Property Owner from and against all claims, demands, suits, actions, losses, liability, or expense that may be incurred by reason of any accident, or from any damage, neglect, or misadventure arising on the premises, unless such loss is caused by the neglect of Lessor or Property Owner. This obligation shall be in addition to the insurance obligations of Lessee set forth above.
ARTICLE 13.                                        SIGNS: No signs or advertisements shall be permitted on the premises at any time without the express advance written consent of the Lessor.
ARTICLE 14.                                        ARTICLE 14. BUSINESS PROCEDURES: The Lessee shall be responsible for employing, paying and supervising the employees who will conduct the operations on the premises and he shall be responsible for paying the wages of said personnel and maintaining all applicable federal, state and local taxes, withholdings or assessments associated with these employment relationships, as well as all sales taxes applicable to the retail sales made by the Lessee on the premises. The Lessee shall be responsible for achieving compliance with all federal, state, and local laws and regulations applicable to the use and operation of the premises and business thereon, including but not limited to the following:
(a)            Convenience Business Security Act. Lessee shall be required to strictly comply with Florida's Convenience Business Security Act (Fla State. 812.1701, et seq.) or any other such statute, rule or ordinance relating to the operation of convenience stores if Lessee's business qualifies as a "convenience business" as that term is defined in Fla. Stat. 812.171. Regardless of whether Lessee's business qualifies as a "convenience business", it shall be Lessee's sole responsibility to provide adequate security and to keep the premises safe for Lessee's employees and business invitees.
Exhibit 10.12 -- Page 7

(b)            Florida Responsible Vendor Act. lf the Premises are zoned to permit the sale of alcoholic beverages and Lessee is or becomes licensed to sell alcoholic beverages, Lessee will at all times comply with the Florida Responsible Vendor Act (Fla. Stat. 561.701, et seq.) and any other such statute, rule, ordinance or regulation relating thereto. Lessee will take all steps necessary to qualify as a responsible vendor under said Act. Failure to qualify as a "Responsible Vendor" may, at Lessor's discretion, result in the termination or nonrenewal of this Lease. Lessor will have no obligation to train Lessee or Lessee's employees on the requirements of this Act, to monitor, or to supervise Lessee's compliance with this Act.
The Lessee shall be financially responsible to the Lessor and the Property Owner for any and all damages to the premises and any equipment located on the premises, which is the result of negligence on the part of the Lessee, his servants, agents or employees.
ARTICLE 15.                                        HOURS OF OPERATIONS: In order to ensure the continued rental value of the Premises, Lessee agrees that, during the term of this Lease, the Lessee shall maintain the following minimum hours of operation on each day of the year.
	OPENING TIME	CLOSING TIME

Monday – Saturday:	**** 24 HOURS PER DAY ****

Sunday:	**** 24 HOURS PER DAY ****

ARTICLE 16.                                        WRECKED OR ABANDONED VEHICLES: The Lessee shall not store or permit to be stored or kept on the premises any wrecked, unregistered, or abandoned vehicle without the express written consent of the Lessor.
ARTICLE 17.                                        RESERVATIONS OF LESSOR: The Lessor hereby expressly reserves his right to possession and control of the underground storage tanks and all pumps and dispensers on the premises, and does not lease the same to the Lessee hereunder. Lessor also expressly reserves his right to possession of all fuel in the storage tanks of Lessor, and shall decide whether to dispense said fuel or not, based on whether all monies due Lessor have been paid.
ARTICLE 18.                                        DESTRUCTION OF PREMISES: In the event that the premises are totally or partially destroyed, which destruction is not the result of any action by the Lessee, the Lessor shall not be required to repair or rebuild the premises unless the Lessor, at his option, decides to do so. If the premises are partially or totally destroyed, the Lessor at its option may terminate this Lease.
ARTICLE 19.                                        REPRESENTATIONS: Lessee agrees that in taking this Lease, they are governed by their own inspection of the premises and their own judgment of their desirability for its purposes, and has not been governed or influenced by any representation of Lessor as to the condition and character of the building upon the premises, or as to the earning capacity thereof; that no agreements, stipulations, reservations, exceptions, or conditions whatsoever have been made or entered into in regard to said premises or this Lease, which will in any way vary, contradict or impair the validity of this Lease or of any of its terms and conditions, and that no modification of this Lease shall be binding unless it be in writing and executed and acknowledged in due form for recording by all of the parties hereto. Furthermore, Lessee takes this Lease and the demised premises subject to all recorded easements and restrictions affecting the occupation and use thereof, and subject to all statutes, ordinances and regulations of competent governmental authority affecting the occupancy and use thereof, the construction and maintenance of improvements thereon, and the businesses and occupations to be engaged in by Lessee, in force now and subsequently during the term of this Lease.
Exhibit 10.12 -- Page 8

ARTICLE 20.                                        EMINENT DOMAIN: The Lessee does hereby covenant for himself, his executors, administrators and assigns, that in the event that the premises hereby demised, or any part thereof, shall be taken by virtue of condemnation proceedings, the said Lessee, his executors, administrators or assigns, shall have no claim against the said Lessor, his heirs, executors, administrators or assigns, or be entitled to any portion of the amount that may be awarded in said proceedings; and the said Lessee, his executors, administrators and assigns, does hereby assign to the said Lessor, his heirs, executors, administrators and assigns, all and any right to damage, if any, by virtue of said proceedings, including, but not limited to, severance and business damages.
ARTICLE 21.                                        MISCELLANEOUS:
(a)            All notices provided to be given under this Lease shall be given by certified mail or registered mail, addressed to the proper party, at the following address:
LESSOR:                            AUTOMATED PETROLEUM & ENERGY CO., INC.
1201 Oakfield Drive, Brandon, FL 33511

LESSEE:                            OTM USA CORP.
2741 South SR 7, Wellington, Florida 33414

(b)            This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns when permitted by this Lease Agreement.
(c)            Lessee waives the right to any set off against Lessor of any rent owed Lessor in any event of dispute as to any obligation of Lessor to Lessee.
(d)            This Lease Agreement shall be construed under and in accordance with the laws of the State of Florida. If an action is brought by either party on this Lease Agreement, the parties agree and hereby stipulate that venue shall be in Hillsborough County, Florida.
(e)            In case any one or more of the provisions contained in this Lease Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Lease shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
(f)            Time is of the essence of this Lease Agreement.
(g)            As used herein, the masculine gender includes the female and neuter genders and vice versa, where appropriate. The singular includes the plural and the plural includes the singular where appropriate.
(h)            Any captions set forth in the Lease Agreement are for the convenience of indexing only and shall not be considered as part of this Lease Agreement or in any way limit or amplify its terms.
(i)            Notice shall be deemed given when mailed, postage prepaid to the party at his address listed heretofore in this Lease Agreement.
(j)            If the Lessee fails to perform any of the terms, conditions, or covenants herein or heretofore contained, such partial breach shall be considered a total breach even though all other terms, conditions and covenants have been performed.
(k)            The parties represent to each other that each has had independent legal advice by counsel of his own selection in entering into this Lease Agreement or has knowingly waived that right.
Exhibit 10.12 -- Page 9

(l)            The word "LESSEE", includes, but is not limited to, the Lessee and his agents, employees, and assistants, where appropriate.
(m)            To insure full performance by the Lessee, the Lessee agrees to and hereby grants to the Lessor, a security interest in and to all of the Lessee's personal property located on the business premises. Further, the Lessee agrees to execute any and all documents necessary to affect the security interest and lien created thereby, including State of Florida UCC-1 Financial Statements. Lessee shall pay all expenses associated with filing and recording such documents with the appropriate governmental authorities.
ARTICLE 22.                                        PAYPHONES: Payphones at the location will be controlled by Lessor as to vendor, inside or outside location, and number of units. Lessor will pay Lessee a commission of 75% of the revenue monthly after monies are collected from the vendor.
ARTICLE 23.                                        ATM MACHINES: ATM's at the location will be controlled by Lessor as to vendor, inside or outside location, and number of units. Lessor will pay Lessee a commission of 75% of revenue after monies are collected from the vendor.
ARTICLE 24.                                        AIR-VAC MACHINES: Lessor will pay Lessee a commission of 75% of revenue after monies are collected from the vendor. Lessee will be responsible for any taxes, including but not limited to, state sales tax.. Lessor will provide Lessee a monthly sales report stating the amount of sales tax due.
ARTICLE 25.                                        FINANCIAL INFORMATION: Upon request by Lessor, Lessee will supply Lessor with any financial information such as profit and loss statements or income statements concerning the location listed in this Lease.
ARTICLE 26.                                        COMPLIANCE WITH GOVERNMENTAL REGULATIONS: Lessee shall, at their sole cost and expense, comply with all of the requirements of all Municipal, State and Federal Authorities now in force, or which may hereafter be in force, pertaining to the use of said premises, and shall faithfully observe in the use of the premises all Municipal ordinances and State and Federal Statutes now in force or which may hereafter be in force. The judgment of any Court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any such ordinance or statute in the use of the premises, shall be conclusive of that fact between Lessor and Lessee.
ARTICLE 27.                                        ADA: Lessee, at its sole cost and expense, shall be responsible for complying with all application provisions, if any, of the Americans with Disabilities Act of 1990 (the "ADA") relating to: (a) the physical condition of the Premises, (b) Lessee's policies and the operation of its business from the Premises, and (c) Lessee's employment and employment-related practices. Lessor shall have no responsibility whatsoever for compliance with the ADA within the Premises during the Term of this Lease and Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees, in collection with or resulting from compliance or non-compliance with the ADA.
ARTICLE 28.                                        INVENTORY ANALYSIS EQUIPMENT. MAINTENANCE, AND NETWORK FEES: Lessee shall remain financially responsible for any network fees associated with the analysis of fuel data as well as providing DSL service to access said information. Analysis may include fuel inventory, price surveys, or any other polled or manually generated statistical data from the site. Lessee must, at their sole cost and expense, have a personal computer at the location and maintain such for access to emails and pricing information.
Exhibit 10.12 -- Page 10

ARTICLE 29.                                        LEASE SUBORDINATION/MORTGAGEE NON-DISTURBANCE: The rights of Lessee under this Lease shall be subordinate to all existing and future mortgages, provided, however, that with respect to any existing and future mortgages, this subordination is subject to the subsequent agreement by the mortgagee that it will not disturb the Lessee's right to occupy the Premises hereunder so long as Lessee fully performs all of its obligations herein. Lessee shall, at the request of such mortgagee, execute documents reasonably requested by Lessor or any mortgagee which confirms the subordination on the terms set forth above, in a form acceptable to Lessor and mortgage and shall deliver the documents to Lessor within (10) days after receipt. All rental payments made after the lessor's default on any mortgage shall be made by Lessee to the mortgagee and shall be applied against the debt secured b) the mortgage.
SIGNED, SEALED AND DELIVERED
In the presence of:
OTM USA, Corp. (LESSEE)

By: /s/ Jay Seewald, President
Witness	JAY SEEWALD

Witness
AUTOMATED PETROLEUM & ENERGY COMPANY, INC. (LESSOR)

By: /s/ John Knightly
Witness	JOHN KNIGHTLY

Witness

Exhibit 10.12 -- Page 11

RETAILER:                                         AUTOMATEDPETROLEUM & ENERGY CO., INC.
CONTRACTOR:                             OTM USA, Corp.
LOCATION:                                        2741 South SR 7, Wellington, Florida 33414

Exhibit 10.12 -- Page 12

CONTRACT

RETAILER:	AUTOMATED PETROLEUM & ENERGY COMPANY, INC
CONTRACTOR:	OTM USA, Corp.·
LOCATION:	2741 South SR 7, Wellington. Florida 33414

THIS CONTRACT DOES NOT CREATE A 'FRANCHISE' RELATIONSHIP AS THAT TERM IS DEFINED BY THE PETROLEUM MARKETING Practices ACT, 15 U.S.C. Sec. 2801 et seq.
THIS CONTRACT is made and entered into by and between AUTOMATED PETROLEUM & ENERGY CO., INC., a Florida corporation, hereinafter referred to as "Retailer'', and OTM USA, Corp. , hereinafter referred to as "Contractor''.
INCONSIDERATION of the covenants and agreements herein contained, it is mutually agreed as follows:
ARTICLE 1.                                      LOCATION: By the terms of this Contract, Contractor agrees to operate a retail motor fuel service station business owned by Retailer and located at:  2741 South SR 7, Wellington, Florida 33414.
ARTICLE 2.                          TERM: The term of this Contract shall commence on January 14, 2016 and end on December 31, 2025. This Contract shall automatically terminate at the end of the term. The term of this Contract shall not be extended or renewed unless the parties mutually agree in writing, thirty (30) days prior to the expiration hereof, to the extension or the renewal of this Contract.
The Retailer may at any time terminate this Contract for cause, "Cause" includes, but is not limited to, (I) failure of the Contractor to comply with any of the provisions of this Contract; (ii) failure of the Contractor to make payment of any financial obligation, owed by the Contractor to the Retailer; (iii) Contractor's loss of the right to occupy the premises as to which the relationship created by the contract pertains.
ARTICLE 3.                          SERVICES OF CONTRACTOR: The Contractor agrees to operate and manage a retail service station and or convenience store for the Retailer at the above described location according to the terms of this Contract. Nothing in this Contract shall be construed to prohibit Contractor from operating any other independent business at the above described location, so long as such other business does not interfere with the operation of Retailer's motor fuel sales business at the premises, or jeopardize Contractor's right to occupy the Premises according to his rights under any lease he may have with Retailer or any third party.
Contractor's operation of the Retailer's motor fuel sales business shall include the responsibility for all facets of the day to day operation of such business, including dispensing Retailer's fuel to the motoring public and collecting monies therefor on Retailer's behalf. All monies collected on Retailer's behalf shall be the sole and exclusive property of Retailer, and Contractor shall collect such monies solely in the limited capacity of collection agent.
(a)            PRICE: Retailer shall, in its sole discretion, determine the price charged retail customers and therefore the retail price collected by Contractor on Retailer's behalf for all retail motor fuel sales made at the location.
(b)            PAYMENT METHODS: Retailer, shall, in its sole discretion, determine the means by which retail customers will be allowed to pay for fuel purchases, which means may include cash, credit cards, or ATM cards. Retailer will not allow customers to pay by personal check, and will cooperate with Contractor with regard to determining which payment means are practical at the location.
Exhibit 10.12 -- Page 13

(c)            SUPPLY QUANTITIES AND BRAND: Retailer shall, in its sole discretion, determine the amount and brand of motor fuel supplied to the location, and may limit such amounts in times of shortages or unusual market conditions. Contractor shall abide by Retailer's quantity and brand decisions, and shall refrain from any activity which would in any way jeopardize Retailer's right to supply, price, or brand the motor fuel sold at the location.
(d)            PETROLEUM REFINER POLICIES: Contractor recognizes that Retailer may be subject to various policies, rules, and regulations promulgated by Petroleum Refiners, and agrees to comply with all such policies, rules, and regulations.
(e)            COLLECTION OF MONIES: The initial method of payment to APEC will be as follows:  1. Daily cash deposits to APEC's Colonial Bank account to be made by 11:00 am of all gas monies including gasoline commissions, during the EFT pre-note period of 10 working days. Once on line, APEC will EFT gas monies on a daily basis. 2. All rents and commissions will also be electronically transferred as either a credit or debit by the 5th of each month, after dealer notification. Along with this, APEC reserves the right to change this method of payment or the banking institution that APEC uses.
(f)            HOURS OF OPERATION: The contractor shall operate and maintain the service station and or convenience store on the following days and at the following hours:
	OPENING TIME	CLOSING TIME

Monday – Saturday:	**** 24 HOURS PER DAY ****

Sunday:	**** 24 HOURS PER DAY ****

Retailer may expand or reduce these hours and days as required by market conditions.

(g)            RECORD KEEPING: The Contractor agrees to keep all records and bookkeeping accounts and to perform all test and measurements designed by the Retailer. The Contractor shall be liable for any damage caused the Retailer by any errors in the records, bookkeeping accounts, measurements, or tests performed by the Contractor. The Contractor shall supply the records, bookkeeping accounts, test results and measurements to the Retailer, without notice or demand. APEC further reserves the right to audit the meters at any given time and bring the location current on its gas payments, whether or not the station has closed out its internal bookkeeping day. This audit can be performed with or without notice.
(h)            (h) CONFIDENTIALLY: The Contractor agrees that he will not at any time during or after the term of this Contract divulge to any person, firm, corporation or government agency, unless required by law to do so, any information received by them with regard to the personal or financial affairs of the Retailer and all such information shall be kept confidential.
(i)            RECEIVING DELIVERIES: Contractor shall be responsible for receiving all fuel deliveries at the location. This responsibility includes being physically present at the time deliveries are made and "sticking" the underground fuel storage tanks before and after fuel loads are placed in said tanks.
(j)            CONTRACTS: The Contractor agrees that he shall not incur any expenses that may be or be intended to be a charge against the Retailer. The Contractor shall not at any time enter into a contract with any person, firm or corporation that shall purport to bind the Retailer and any such contract entered into by the Contractor shall not be binding on the Retailer.
Exhibit 10.12 -- Page 14

(k)            COMPLIANCE WITH LAWS: Contractor shall comply with all Federal, State, and Local Laws and ordinances relevant to the conduct of business at the location. Retailer will obtain any and all licenses necessary for the operation of a retail motor fuel service station at the location, and Contractor will obtain any and all licenses necessary for the operation of Contractor's independent business (i.e. service bays or convenience store) at the location.
(l)            INDEMNIFICATION: The Contractor agrees to indemnify and hold harmless the Retailer for any damages which the Retailer may sustain, in any manner, through the misconduct, negligence, contracts or actions of the Contractor.
(m)            EMPLOYEES: The Contractor may hire assistants to assist him in the performance of his duties hereunder. However, the Contractor shall have the sole and exclusive responsibility for employing, paying and supervising the assistants and for paying the wages of said personnel and maintaining all applicable federal, state, and local taxes, withholdings, assessments or records associated with said relationship.
(n)            EQUIPMENT AND MAINTENANCE: The Contractor shall be responsible for the following equipment, maintenance, and repairs:
1.            The Contractor must supply and be responsible for all fuel hoses and automatic nozzles, and agrees to keep all dispensers outfitted with hoses and dispensing nozzles in good repair at all times.
2.            The Contractor must supply and be responsible for a mechanical or electronic card imprinter, as require by Retailer, for the acceptance of credit card payments. Currently POS equipment rent per month is S 300.00 , plus tax, and the network fee per month is $275.00 . The rental amount is subject to review periodically based on actual expenses which may increase or decrease the monthly amount. Contractor shall be responsible for imprinters lent to it. In the event an imprinter is lost, stolen or damaged beyond repair, Contractor shall reimburse Retailer in full for the cost thereof. Contractor understands and agrees that it has no right, title, or ownership interest in such software or firmware and agrees that it will not attempt to reverse engineer, decompile, disassemble or otherwise attempt to derive the source code of such software or firmware.
3.            The Contractor must supply and immediately replace all light bulbs and ballasts inside and outside, excluding !.D. and gasoline price signs at the location, as required to keep p location well lighted at all times.
4.            If the location is equipped with a car wash, the Contractor must maintain and be responsible for all chemicals, repairs, maintenance and replacement of any broken parts, and keep the car wash operational during business hours.
5.            The Contractor must supply glass coverage insurance.
6.            The Contractor will provide, maintain and give remote access to a security video system which, in addition to typical store camera layout, shall have the ability to video the complete tank farm and all fuel islands, including any remote fuel islands on the premises.
7.                                                                                                                            .
(o)            STATUS: The Contractor agrees to perform these services as an independent contractor.
(p)            Retailer reserves the right, in the event of any default or dispute by Contractor, to operate the motor fuel business at the location by itself, through its agents or employees.
Exhibit 10.12 -- Page 15

(q)            Contractor agrees not to set-off any monies owed Retailer as against any claims Contractor may have against Retailer.
ARTICLE 4.                          SECURITY DEPOSIT:  The Contractor shall, upon the execution of this Contract, pay to the Retailer a security deposit which shall be held by the Retailer as security for the full and faithful performance by the Contractor of the terms of this Contract. Said deposit to earn passbook savings while in Retailer's possession, provided that all or any portion of that deposit is not used to pay bad or delinquent debts thereby negating any cumulative interest earned. By Contractor's failure to keep current all obligations to Retailer, Contractor will forfeit all interest otherwise due on his security deposit. This security deposit is the same deposit as is referenced in Lease Agreement of even date herewith.
The initial security deposit shall be in the amount of S 50,000.00 . The amount of security may be increased at any time by the Retailer, in its sole discretion, to an amount specified in the Lease Agreement. The Retailer may, but is not required to, appropriate and apply all or a portion of the security deposit to any damage caused by the Contractor, to any monies due for unpaid or unaccounted for, or any combination thereof and to apply and appropriate any portion or all of the security deposit to any failure by the Contractor to perform hereunder. The Retailer is not restricted to the security deposit as its damages in the event the Contractor fails to perform in any manner hereunder. If, during the term of this Contract, the Retailer applies any portion or all of the security deposit for any item listed heretofore or hereafter, the Contractor shall immediately restore the security deposit to its original amount by paying said amount to the Retailer. Retailer may appropriate any or all of Contractor's security deposit against any obligation of Contractor to Retailer, whether such obligation arises out of this Contract or any other agreement or transaction.
Retailer shall return to Contractor at the expiration of the term of this Contract, any refund due Contractor of Contractor's security deposit, in accordance with the following schedule: 25% of the security deposit owed will be returned within thirty (30) days of expiration if Contractor has paid all obligations owed to Retailer; the remaining 75% of the security deposit owed will be returned within 120 days of expiration if Contractor has paid all obligations owed to Retailer. Retailer may, at its option, refund Contractor's security balance more quickly if Retailer deems itself adequately protected as to Contractor's contingent obligation to Retailer, including unpaid chargebacks.
ARTICLE 5.                          COMPENSATION:  For the performance of his duties under this Contract, the Retailer shall pay the Contractor a "cents per gallon" commission. The amount and rate of said commission shall be based upon marketing condition. This market condition determination shall be made solely by the Retailer and his decision shall be binding on the parties. The Contractor shall not be entitled to any other payment, compensation, or benefits for any services or expenses incurred, incidental to, or performed hereunder. Contractor's commission will be based on all gasoline sales indicated by the meters at the location, and will not be based on fuel deliveries. To effect payment of such commission, Retailer will apply his due commission to his monthly statement.
The initial commission schedule, which may be amended in accordance with the terms of this Contract, shall be as follows:

PRODUCT	CASH	CREDIT

Unleaded	.06 per gallon	.11 per gallon
Unleaded Plus	.06 per gallon	.11 per gallon
Premium	06 per gallon	II per gallon
Diesel	.N/A per gallon	N/A

Exhibit 10.12 -- Page 16

ARTICLE 6.                          CREDIT CARD POLICIES: Contractor agrees to comply with all credit card rules and regulations, to include POS fees, bank fees and/or processing fees at the Location. Some credit card transactions will result in a bookkeeping reversal and subsequent reversal to the Retailer's credit card account with various agencies, including Visa, Master Card, Oil Companies, and the like, which are known as "chargebacks". Most chargebacks are caused by failure to comply with credit card policies and procedures, or by defects in the delivery of products or performance of services, all of which are within the Contractor's control. Because of his control over chargeback liabilities, Contractor agrees to indemnify Retailer and be solely responsible for all chargebacks with respect to Retailer's business and Contractor's independent businesses conducted at the location. The methods of indemnity shall be as follows:
Upon receiving notice of a chargeback, Contractor will immediately make a separate payment to the entity which has effected such chargeback. If Contractor neglects to make such payment, Retailer will deduct such chargeback, plus a $2.00 service fee, from the amount of commission due the Contractor. If the commission due the Contractor is less than the chargeback (or if the Contractor has received payment on a chargeback which Retailer has previously paid), the Contractor shall immediately pay the Retailer the full amount of the chargeback.
Contractor shall maintain a record of each sales transaction (including the actual draft generated by the sale) for a period of no less than six (6) months from the date of the transaction.
Contractor understands and acknowledges that the Payment Card Industry Data Security Standard as amended from time to time (the "PCI DSS") contains clearly defined standards setting for the duties of merchants, PCI SS pertains to the Contractor's business at the Premises. Contractor shall, at all times during the term of this Supply Agreement, (i) comply with the PCI DSS; (ii) cause all POS and other related network hardware and software at the Premises to be, and remain, PCI DSS certified and compliant; (iii) regularly monitor, test, and/or assess the POS and related hardware and software at the Premises pursuant to the PCI DSS; and (iv) permit Retailer and/or Supplier and/or Transaction Card representative to inspect and/or test the POS and other related network hardware and software at the Premises.
Contractor shall indemnify, defend and hold Retailer harmless for any and all losses, fines, penalties, damages, costs or expenses including without limitation attorney's fees, arising out of the Contractor's breach or violation of, or failure to comply with, the PCI DSS or the Card Guide.
ARTICLE 7.                          ASSIGNMENT: The Contractor shall not assign this Contract or any part hereof. This Contract shall bind and benefit the parties' respective executors, administrators, successors, assigns and legal representatives, except as provided for in this Contract.
ARTICLE 8.                          RISK OF LOSS: Title and ownership of the motor fuel located and sold at the location shall remain in the Retailer until the motor fuel is dispensed to the Retailer's customers, at which time title to such fuel will pass to Retailer's customers. At no time will Contractor have any form or manner of title or ownership with respect to the motor fuel sold at the location.
As the party physically present at the location, in possession and control of the motor fuel sold at the location, the Contractor hereby agrees to assume the risk of loss to the motor fuel commencing on the date and time the motor fuel is delivered to the premises. The Contractor shall be liable to the Retailer for any and all motor fuel unaccounted for or unpaid for, or both. The Contractor shall also be responsible for discovering any tank leakage or contaminants in the fuel, or both. Any damage caused by tank leakage or contamination of the motor fuel which could have been prevented by the exercise of due diligence by the Contractor shall be the sole responsibility of the Contractor and the Contractor shall indemnify and hold the Retailer harmless from any and all claims arising therefrom.
Immediately upon taking possession of any money belonging to the Retailer, or credited to the Retailer's account, the Contractor shall assume the risk of loss of the money until the funds are physically delivered to the Retailer.
Exhibit 10.12 -- Page 17

ARTICLE 9.                          CASH BONUSES: The Retailer may, at its option, election and sole discretion, award the Contractor cash bonuses for complying with the following, if all statements are current and Contractor complies with ARTICLE 3, SECTION (e). Failure to comply with maintaining EITHER the appearance or hours can result in receiving NO rebate for that month.
ITEM	MAXIMUM AWARD PER MONTH
Maintaining Lease hours:	$1,200.00
Maintaining Company Appearance Standards:	$500.00-100%

Obtaining one hundred percent (100%) rating
on full serve or convenience store shopper
will earn employee:	$50.00

Customer greeting at pump	$10.00

ARTICLE 10.                                        DEFINITIONS:
(a)            The word "RETAILER" includes the Retailer and his agents, where appropriate.
(b)            The work "CONTRACTOR" includes the Contractor and his agents, where appropriate.
(c)            The word "MONEY'' includes, but is not limited to, currency, credit invoices and coins.
(d)            The phrase "MANAGE AND OPERATE A RETAIL SERVICE STATION" means to dispense motor fuel to the customers of the Retailer, collect money from the customers representing the retail price of the motor fuel, and to provide the other incidental services normally associated with the dispensing of motor fuel and the collection of money therefor.
(e)            The word "MOTOR FUEL" means gasoline, gasohol, and diesel fuel of a type distributed for use as a fuel in self-propelled vehicles including, but not limited to, cars, boats, and planes.
ARTICLE 11.                                        MISCELLANEOUS OBLIGATIONS OF CONTRACTOR: Contractor, and all of his agents and employees, shall wear appropriate work uniforms and name tags at all times they are involved in the operation of the Retailer's business at the Location. Such uniforms are to be kept reasonably clean, and are to be provided and laundered at Contractor's expense and in accordance with Retailer's specifications, which specifications may include appropriate brand identification.
ARTICLE 12.                                        MISCELLANEOUS TERMS:
(a)            This Contract shall be construed under and in accordance with the laws of the State of Florida. If an action is brought by either party on this Contract, the parties agree and hereby stipulate that venue shall be in Hillsborough County, Florida, Tampa Division.
(b)            The rights and remedies provided by this contract are cumulative and the election of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies. The rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.
(c)            As used herein, the masculine gender includes the female und neuter genders, and vice versa, where appropriate. The singular includes the plural and the plural includes the singular, where appropriate.
(d)            An) captions set forth in this Contract arc for the convenience of indexing only and shall not be considered as pan of this Contract or in any was limit or amplify its term
Exhibit 10.12 -- Page 18

(e)            The parties represent to each other that each has had independent legal advice by counsel of its own selection in entering into this Contract or has knowingly waived that right.
(f)            ln case any one or more of the provisions contained in this Contract shall tor any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
(g)            To ensure full performance by the Contractor, the Contractor agrees to and hereby grants to the Retailer a security interest in and to all of the Retailer 's personal property located on the business premises. Further, the Contractor agrees to execute any and all documents necessary to effect the security interest and lien created thereby, including State of Florid& UCC-1 Financial Statement. Retailer shall pay all expenses associated with filing and recording such documents with the appropriate governmental authorities Contractor will not remove from the premises, without the prior written consent of Retailer, any property as to which Contractor has given Retailer a security interest.
(h)            Contractor agrees to execute au "APEC checklist" which describes all documents and tonus received by Contractor.
ARTICLE 13.                                        INVENTORY ANALYSIS EQUIPMENT, MAINTENANCE AND NETWORK FEES:  contractor shall remain financially responsible for any network fees associated with the analysis of fuel data as well as providing a reasonable means to access said information. Analysis may include fuel inventory, price surveys, or any other polled or manually generated statistical data from the site. Reasonable means of access includes, but is not limited to, dedicated phone lines
EXECUTED ON THIS 8th DAY OF JANUARY 2016.

SIGNED, SEALED AND DELIVERED
In the presence of:
OTM USA, Corp. (LESSEE)

By: /s/ Jay Seewald, President
Witness	JAY SEEWALD

Witness

AUTOMATED PETROLEUM & ENERGY COMPANY, INC. (LESSOR)

By: /s/ John Knightly
Witness	JOHN KNIGHTLY

Witness

Exhibit 10.12 -- Page 19